Exhibit 99.1

TRANSACTION SYSTEMS ARCHITECTS INC	News Release
120 Broadway-Suite 3350
New York, NY 10271
646.348.6700
FAX 212.479.4000

For more information contact:

William J. Hoelting

Vice President, Investor Relations

402.390.8990

FOR IMMEDIATE RELEASE

Transaction Systems Architects Announces Settlement of Class Action

(New York, NY—November 9, 2006)— Transaction Systems Architects, Inc. (Nasdaq: TSAI) (“TSA” or the “Company”) today announced that the Company and Lead Plaintiff have entered into a Stipulation of Settlement for the purposes of settling the previously disclosed consolidated securities class action suit, currently pending in the U.S. District Court for the District of Nebraska.

The consolidated class action, Desert Orchid Partners, LLC v. TSA, et al, arose from two lawsuits originally filed in late 2002. The plaintiffs asserted claims under the federal securities laws against the Company and certain of its former and then-current directors and officers arising from the Company’s restatement of financials filed in January 2003. Under the Stipulation, all claims asserted against the Company and the other named defendants will be dismissed with prejudice, with no admission or finding of wrongdoing on the part of the Company or any other named defendant.

Commenting on the Stipulation, Philip G. Heasley, the Company’s CEO, said, “We are pleased to have this settlement behind us.”

The principal terms of the settlement provide for an aggregate cash payment of $24.5 million. Net of insurance reimbursement, the Company expects to recognize a one-time charge related to the settlement of approximately $8.5 million before tax, approximately $5.4 million after tax or approximately $0.14 per fully diluted share, against fourth quarter fiscal 2006 results.

The settlement is subject to preliminary and final court approvals following notices to shareholders of the class, which generally includes all persons who purchased the Company’s common stock during the period from January 21, 1999 through November 19, 2002.

Prior Financial Communications

On October 27, 2006, the Board of Directors concluded, after consultation with management, that Transaction Systems Architects, Inc.’s financial statements and all earnings releases and similar communications issued by the Company relating to financial periods since fiscal year 1995 should not be relied upon. The Company currently expects to complete its review prior to the filing of the Company’s Annual Report on Form 10-K for fiscal year 2006. If the Company ultimately confirms that any of its historical financial statements will need to be restated, the Company will prepare and file with the SEC amendments to certain of the Company’s previous filings with the SEC to reflect any such restatement.

“We are committed to completion of the voluntary review of the Company’s historical stock option grants and we look forward to a complete focus on executing on our current strategic plans,” Heasley added.

About Transaction Systems Architects, Inc.

The Company’s software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company’s solutions are used in more than 1,990 product systems in 83 countries on six continents. Visit Transaction Systems Architects, Inc. on the Internet at www.tsainc.com.

Disclaimer

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will,” “expects,” “looks forward to,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the:

•	Expected amounts of the charges relating to the settlement; and

•	Company’s expectations regarding the timing of completing the review of its historical stock option practices.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. These factors include, without limitation, receipt of final court approvals of the settlement. Subsequent events may also affect the timing of the completion of the options review and any related restatements. Consequently, no forward-looking statement can be guaranteed. In addition, the Company disclaims any obligation to update any forward-looking statement after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on December 14, 2005, the Company’s Form 10-Q filed on February 9, 2006, the Company’s form 10-Q filed on May 10, 2006, the Company’s form 10-Q filed on August 9, 2006 and specifically the sections entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”